Exhibit 10.1

Execution Version

STANDBY EQUITY COMMITMENT AGREEMENT

by and among

UGI CORPORATION,

AMERIGAS PROPANE, INC.,

and

AMERIGAS PARTNERS, L.P.

November 7, 2017

i

Exhibit A — Form of Partnership Agreement Amendment

ii

STANDBY EQUITY COMMITMENT AGREEMENT

This STANDBY EQUITY COMMITMENT AGREEMENT, dated as of November 7, 2017 (this “Agreement”), is entered into by and among UGI CORPORATION, a Pennsylvania corporation (“UGI”), AMERIGAS PROPANE, INC., a Pennsylvania corporation (the “General Partner”), and AMERIGAS PARTNERS, L.P., a Delaware limited partnership (the “Partnership”).

WHEREAS, the General Partner is the general partner of the Partnership and an indirect wholly owned subsidiary of UGI; and

WHEREAS, pursuant to the terms and conditions herein, UGI desires to commit to make one or more capital contributions to the Partnership in exchange for Class B Common Units, and the Partnership desires to agree to issue and sell Class B Common Units to UGI, in accordance with the provisions of this Agreement and the Partnership Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings indicated:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Alternative Financing” has the meaning specified in Section 5.05.

“Audit Committee” has the meaning assigned to the term “Audit Committee” in the Partnership Agreement.

“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the Commonwealth of Pennsylvania are authorized or required by Law or other governmental action to close.

“Capital Call” has the meaning specified in Section 2.01(a).

“Capital Contribution” means, with respect to any Capital Call, the amount of cash set forth in a Capital Call and subsequently contributed to the capital of the Partnership pursuant to the terms of this Agreement.

“Class B Common Units” has the meaning assigned to the term “Class B Common Units” in the Partnership Agreement Amendment.

“Class B Common Unit Purchase Price” means an amount equal to 100% of the VWAP for the 20 Trading Day period ending on the date immediately prior to the date of the applicable Capital Call.

“Closing Date” has the meaning specified in Section 2.01(b).

“Code” has the meaning specified in Section 3.08.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Period” means the period beginning on the date hereof and ending July 1, 2019.

“Common Units” has the meaning assigned to the term “Common Units” in the Partnership Agreement.

“Consent” has the meaning specified in Section 3.07.

“Conversion Units” means the Common Units issuable upon conversion of the Purchased Units or PIK Units.

“Delaware LLC Act” means the Delaware Limited Liability Company Act, as amended.

“Delaware LP Act” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“General Partner” has the meaning set forth in the recitals to this Agreement.

“Law” means any applicable domestic or foreign federal, state, local or foreign order, constitution, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule, code or regulation.

“Lien” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction, easement, encumbrance or other similar interest or right.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

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“Organizational Documents” means, as applicable, an entity’s agreement or certificate of limited partnership, limited liability company agreement, certificate of formation, certificate or articles of incorporation, bylaws or other similar organizational documents.

“Partnership” has the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Agreement” means the Partnership’s Fourth Amended and Restated Agreement of Limited Partnership dated as of July 27, 2009, as amended through the date hereof. For the avoidance of doubt, each reference to “Partnership Agreement” herein with respect to any time on or after the initial Closing Date shall include the Partnership Agreement Amendment.

“Partnership Agreement Amendment” means the amendment to the Partnership Agreement, substantially in the form attached as Exhibit A hereto.

“Partnership Entities” means, collectively, the Partnership and each of the Partnership’s majority-owned subsidiaries.

“Partnership Parties” means, collectively, the Partnership and the General Partner.

“Partnership SEC Documents” means the Partnership’s forms, registration statements, reports, schedules and statements filed by it under the Exchange Act or the Securities Act, as applicable.

“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.

“PIK Units” means any additional Class B Common Units issued by the Partnership to UGI as in-kind distributions pursuant to the Partnership Agreement Amendment.

“Purchased Units” has the meaning specified in Section 2.01(b).

“Registration Rights Agreement” means a registration rights agreement, to be entered into on or prior to the initial Closing Date, by and between the Partnership and UGI, providing for customary registration rights, including filing and maintenance of an effective resale registration statement covering the offer and resale of the Conversion Units.

“Remaining Commitment” means, at any time of determination, an amount equal to $225,000,000 minus the aggregate amount of all Capital Contributions made by UGI to the Partnership prior to such time of determination.

“Representative” has the meaning specified in Section 5.06.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

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“Transaction Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Partnership Agreement Amendment and any and all other agreements or instruments executed and delivered by the Partnership or the General Partner hereunder or thereunder, as applicable.

“Trading Day” means a day on which the principal National Securities Exchange on which the Partnership’s Common Units are listed is open for the transaction of business.

“VWAP” means, with respect to a specified period, the arithmetic average of the volume weighted average trading price per Common Unit for each Trading Day in such period.

ARTICLE II.

CAPITAL COMMITMENT

Section 2.01 Capital Commitment of UGI.

(a) Subject to the terms hereof, following each delivery of a written notice from the Partnership to UGI (each, a “Capital Call”) at any time during the Commitment Period, UGI agrees to make, or to cause one or more of its wholly owned subsidiaries to make, a Capital Contribution to the Partnership in the amount specified in the Capital Call (made in accordance with Section 2.01(c)) and in the manner provided for herein; provided, that in no event shall UGI be required to pay a Capital Contribution in excess of its Remaining Commitment determined at such time and in accordance with the terms of this Agreement.

(b) In consideration for each Capital Contribution, the Partnership shall issue and sell to UGI, and UGI agrees to acquire, that number of Class B Common Units equal to the quotient obtained by dividing (i) the Capital Contribution amount specified in the applicable Capital Call ( made in accordance with Section 2.01(c))by (ii) the Class B Common Unit Purchase Price calculated in accordance with this Agreement and specified in such Capital Call; provided, however, that the Partnership shall not issue any fractional Class B Common Units hereunder, and any fractional Class B Common Units shall be rounded to the nearest whole number of Class B Common Units (collectively, the “Purchased Units”). Each date on which UGI makes a Capital Contribution in exchange for Class B Common Units shall be referred to as a “Closing Date.”

(c) The Partnership, upon the prior approval of the Audit Committee, shall have sole and absolute authority to make any Capital Call, which it may make or decline to make in its sole and absolute discretion; provided that the Partnership shall not make more than one Capital Call in any 90-day period. Each Capital Call shall set forth therein (i) the date by which the Capital Contribution being called for is due and payable (which date may not, without the written consent of UGI, be sooner than 45 days or later than 60 days after the date such notice is received by UGI), (ii) the applicable Class B Common Unit Purchase Price for such Capital Call, subject to the confirmation and approval of UGI, (iii) the Partnership account to which such Capital Contribution is to be paid, including wiring information and (iv) any such other information as deemed necessary or appropriate by the Partnership. Each Capital Call shall also specify the amount of the Capital Contribution, which in all events shall be equal to (A) in the event the Remaining Commitment is in excess of $50,000,000, any amount from $50,000,000 up to and including the Remaining Commitment, or (B) in the event the Remaining Commitment is less than $50,000,000, the amount of the Remaining Commitment.

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Section 2.02 Mutual Conditions. The respective obligations of each party to consummate any Capital Contribution and issuance of the Purchased Units on each Closing Date shall be subject to the satisfaction, on or prior to such Closing Date, of each of the following conditions (any or all of which may be waived by a party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law, provided that any waiver by the Partnership shall require the prior approval of the Audit Committee):

(a) no statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any governmental authority that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal; and

(b) there shall not be pending any suit, action or proceeding by any governmental authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.

Section 2.03 Conditions to UGI’s Obligations. The obligation of UGI to make a Capital Contribution and consummate its purchase of the Purchased Units on the applicable Closing Date shall be subject to the satisfaction on or prior to such Closing Date of each of the following conditions (any or all of which may be waived by UGI in writing, in whole or in part, to the extent permitted by applicable Law):

(a) the representations and warranties of the Partnership contained in this Agreement shall be true and correct in all material respects when made and as of such Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only); and

(b) the Partnership shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to such Closing Date.

Section 2.04 Conditions to the Partnership’s Obligations. The obligation of the Partnership to consummate the sale and issuance of the Purchased Units on each Closing Date shall be subject to the satisfaction on or prior to each Closing Date of each of the following conditions (any or all of which may be waived by the Partnership, upon the prior approval of the Audit Committee, in writing, in whole or in part, to the extent permitted by applicable Law):

(a) the representations and warranties of UGI contained in this Agreement shall be true and correct in all material respects when made and as of the Closing Date (except that representations and warranties made as of a specific date shall be required to be true and correct as of such date only); and

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(b) UGI shall have performed and complied in all material respects with all of the covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

OF THE PARTNERSHIP

The Partnership represents and warrants to UGI as follows, on the date hereof and as of each Closing Date:

Section 3.01 Organization and Good Standing.

(a) Each of the Partnership Entities has been duly formed and each is validly existing and in good standing under the laws of its respective jurisdiction of organization, with all requisite corporate, limited partnership or limited liability company, as the case may be, power and authority (i) to own or lease and to operate its properties and conduct its business as described in the Partnership SEC Documents, if any; and (ii) in the case of the Partnership, to issue, sell and deliver the Purchased Units, except, in the case of clause (i), where the failure to have such power or authority would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the Partnership’s business or operations.

(b) Each of the Partnership Entities is duly qualified to do business and is in good standing in each jurisdiction in which its respective ownership or lease of property or the conduct of its respective businesses requires such qualification, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the Partnership’s business or operations.

Section 3.02 Authority; Enforceability. The Partnership has all requisite power and authority under the Partnership Agreement and the Delaware LP Act to issue, sell and deliver the Purchased Units, in accordance with and upon the terms and conditions set forth in this Agreement and the Partnership Agreement. On the Closing Date, all corporate, limited partnership and limited liability company action, as the case may be, required to be taken by the Partnership Entities for the authorization, issuance, sale and delivery of the Purchased Units shall have been validly taken. This Agreement has been, and prior to the initial Closing Date, the Partnership Agreement Amendment will have been, duly and validly authorized and each has or will have been validly executed and delivered by the Partnership or the General Partner, as the case may be. This Agreement has been, and on or prior to the initial Closing Date, the Partnership Agreement Amendment will have been, duly and validly executed and delivered by the Partnership or the General Partner, as the case may be, and assuming due execution by UGI, as applicable, constitutes, or will constitute, the legal, valid and binding obligations of the Partnership, enforceable in accordance with its terms; provided that, with respect to each such agreement, the enforceability thereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

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Section 3.03 Valid Issuance of Units.

(a) At the Closing Date, the Purchased Units to be issued and sold by the Partnership hereunder will have been duly authorized and, when issued and delivered and paid for as provided herein, will be validly issued in accordance with the Partnership Agreement, and will be fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) such Liens as are created by UGI and (iii) Liens that arise under the Partnership Agreement or the Delaware LP Act.

(b) Except for any such preemptive rights that have been waived, there are no persons entitled to statutory, preemptive or other similar contractual rights to subscribe for the Purchased Units.

(c) Upon issuance in accordance with this Agreement and the Partnership Agreement, the PIK Units and the Conversion Units will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement, this Agreement or applicable state and federal securities Laws, (ii) such Liens as are created by UGI and (iii) such Liens as arise under the Partnership Agreement or the Delaware LP Act.

Section 3.04 Partnership SEC Documents. Since January 1, 2017, the Partnership’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act have been filed with the Commission on a timely basis. The Partnership SEC Documents filed since January 1, 2017, at the time filed (or in the case of registration statements, solely on the dates of effectiveness), except to the extent corrected by a subsequent Partnership SEC Document, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made in the case of any such documents other than a registration statement, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be.

Section 3.05 No Registration Required. Assuming the accuracy of the representations and warranties of UGI contained in Article IV, the issuance and sale of the Purchased Units to UGI pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither the Partnership, nor any Person authorized by the Partnership to act on its behalf, has taken nor will take any action hereafter that would cause the loss of such exemption.

Section 3.06 No Default. None of the Partnership Entities is (i) in violation of its Organizational Documents, (ii) in violation of any law, statute, ordinance, administrative or governmental rule or regulation applicable to it or of any order, judgment, decree or injunction of any court or governmental agency or body having jurisdiction over it, or (iii) in breach, default (and no event that, with notice or lapse of time or both, would constitute such a default has

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occurred and is continuing) or violation in the performance of any obligation, agreement or condition contained in any bond, debenture, note or any other evidence of indebtedness or in any agreement, indenture, lease or other instrument to which it is a party or by which it or any of its properties may be bound, which breach, default or violation, in the case of clause (ii) or (iii), would, if continued, have a material adverse effect on the Partnership’s business or operations.

Section 3.07 No Conflicts. None of the issuance and sale by the Partnership of the Purchased Units, the application of the proceeds thereof, the execution, delivery and performance of this Agreement or the Partnership Agreement Amendment by the Partnership or the General Partner, as applicable, or the consummation of the transactions contemplated thereby (i) conflicts or will conflict with or constitutes or will constitute a violation of any of the Organizational Documents of the Partnership Entities, (ii) conflicts or will conflict with or constitutes or will constitute a breach or violation of, or a default (or an event that, with notice or lapse of time or both, would constitute such a default) under, any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Partnership Entities is a party or by which any of them or any of their respective properties may be bound, (iii) violates or will violate any statute, law or regulation or any order, judgment, decree or injunction of any court or governmental agency or body having jurisdiction over any of the Partnership Entities or any of their properties in a proceeding to which any of them or their property is a party, except in the case of clauses (ii) and (iii) for such breaches, violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a materially adverse effect on the Partnership or (iv) results or will result in the creation or imposition of any Lien upon any property or assets of any of the Partnership Entities.

Section 3.08 Approvals. No approval, authorization, consent, waiver, license, qualification, written exemption from, or order of or filing with any governmental authority, or of or with any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, the National Securities Exchange) (each, a “Consent”), is required in connection with the issuance and sale of the Purchased Units by the Partnership, the execution, delivery and performance of this Agreement and the Partnership Agreement Amendment by the Partnership or the General Partner, as applicable, and the consummation by the Partnership or the General Partner, as applicable, of the transactions contemplated hereby or thereby.

Section 3.09 MLP Status. The Partnership is properly treated as a partnership for United States federal income Tax purposes and more than 90% of the Partnership’s current gross income is qualifying income under Section 7704(d) of the Internal Revenue Code of 1986, as amended (the “Code”).

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ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF UGI

UGI represents and warrants to the Partnership, as of the date hereof and as of each Closing Date, as follows:

Section 4.01 Existence. UGI is duly organized and validly existing and in good standing under the Laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.

Section 4.02 Authorization; Enforceability. UGI has all necessary legal power and authority to enter into, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by UGI and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action, and no further consent or authorization by any other Person is required for the execution, delivery and performance of this Agreement by UGI and the consummation by UGI of the transactions contemplated hereby. This Agreement has been duly executed and delivered by UGI, and, assuming due execution and delivery by the Partnership, constitutes a legal, valid and binding obligation of UGI; provided, however, that the enforceability hereof may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws from time to time in effect affecting creditors’ rights and remedies generally and by general principles of equity (regardless of whether such principles are considered in a proceeding in equity or at law).

Section 4.03 Unregistered Securities.

(a) Accredited Investor Status; Sophisticated Purchaser. UGI is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and is able to bear the risk of its investment in the Purchased Units, the PIK Units and the Conversion Units, as applicable. UGI has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of and investment in the Purchased Units, the PIK Units and the Conversion Units, as applicable.

(b) Legends. UGI understands that, until such time as the Conversion Units have been sold pursuant to an effective registration statement under the Securities Act, or the applicable Purchased Units, PIK Units or Conversion Units, as applicable, are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Units, PIK Units and Conversion Units will bear a restrictive legend as provided in the Partnership Agreement.

(c) Purchase Representation. UGI is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities laws. UGI has been advised and understands that neither the Purchased Units, the PIK Units nor the Conversion Units have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or

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pursuant to another available exemption from the registration requirements of the Securities Act). UGI has been advised and understands that the Partnership, in issuing the Purchased Units, is relying upon, among other things, the representations and warranties of UGI contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

(d) Rule 144. UGI understands that there is no public trading market for the Class B Common Units or the PIK Units, that none is expected to develop, the Purchased Units are characterized as “restricted securities” under the federal securities Laws and that the Purchased Units, the PIK Units and the Conversion Units must be held indefinitely unless and until the Purchased Units, the PIK Units or the Conversion Units, as applicable, are registered under the Securities Act or an exemption from registration is available. UGI has been advised of and is knowledgeable with respect to the provisions of Rule 144 promulgated under the Securities Act.

(e) Reliance by the Partnership. UGI understands that the Purchased Units are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws and that the Partnership is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of UGI set forth herein in order to determine the applicability of such exemptions and the suitability of UGI to acquire the Purchased Units and the PIK Units, and any Conversion Units issuable upon conversion thereof.

ARTICLE V.

COVENANTS

Section 5.01 Listing of Units. Prior to each Closing Date, the Partnership will use its commercially reasonable efforts to obtain approval for listing, subject to official notice of issuance, of the Conversion Units on the National Securities Exchange.

Section 5.02 Transaction Agreements. On or prior to the initial Closing Date, the General Partner shall execute and deliver the Partnership Agreement Amendment, and the Partnership and UGI or its designated Affiliate shall execute and deliver the Registration Rights Agreement.

Section 5.03 Cooperation; Further Assurances. The Partnership and UGI shall use respective commercially reasonable efforts to obtain all approvals and consents required by or necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The Partnership and UGI each agree to execute and deliver all such documents or instruments, to take all commercially reasonable action and to do all other commercially reasonable things it determines to be necessary, proper or advisable under applicable Laws and regulations or as otherwise reasonably requested by the other to consummate the transactions contemplated by this Agreement.

Section 5.04 Use of Proceeds. The Partnership shall use the proceeds of the sale of the Purchased Units for general partnership purposes.

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Section 5.05 No Solicitation of Alternative Financing . The Partnership shall not, and shall not authorize or permit any of its Affiliates or any of its or their respective representatives to, directly or indirectly, (a) solicit or initiate inquiries for equity financing on terms substantially similar to, or more favorable to the Partnership in the aggregate than, the sale of the Class B Common Units contemplated herein (“Alternative Financing”), or (b) enter into discussions or negotiations regarding, or otherwise consummate, any Alternative Financing; provided, that notwithstanding the foregoing, for a period ending 90 days after the date hereof, with prior notice to and in consultation with UGI, the Partnership may respond to unsolicited inquiries made by third parties with respect to potential Alternative Financings, enter into discussions and negotiations regarding an Alternative Financing in response to such unsolicited inquiries, and consummate an Alternative Financing arising from any such unsolicited inquiry in accordance with the terms and conditions of this Section 5.05.

Section 5.06 UGI Actions. If UGI takes any action that directly causes the Partnership to breach one or more of its representations, warranties or covenants herein, then such breach shall be disregarded for purposes of determining UGI’s obligations under this Agreement, provided that the Partnership first provides UGI with notice of such breach within 5 Business Days of becoming aware of the breach and UGI has 20 Business Days to cure such breach.

ARTICLE VI.

TERMINATION

Section 6.01 Termination. This Agreement shall automatically terminate at the end of the Commitment Period, provided that it may be terminated on such earlier date:

(a) subject to Section 5.05, by either party giving notice to the other if the Partnership, within 90 days of the date hereof, enters into an agreement for or consummates Alternative Financing; or

(b) upon the mutual written consent of the Partnership and UGI, provided that any consent by the Partnership to terminate this Agreement shall require the prior approval of the Audit Committee.

Notwithstanding the foregoing, the termination of this Agreement shall not affect or impair either party’s rights and obligations under the Registration Rights Agreement.

ARTICLE VII.

MISCELLANEOUS

Section 7.01 Interpretation. Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever the Partnership has an obligation under the Transaction Documents, the expense of complying with that obligation shall be an expense of the Partnership unless otherwise specified. Any reference in this Agreement to “$” shall mean U.S. dollars. If any provision in the Transaction Documents is held to be illegal, invalid, not binding or unenforceable, (a) such provision shall be fully severable and the

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Transaction Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Transaction Documents, and the remaining provisions shall remain in full force and effect, and (b) the parties hereto shall negotiate in good faith to modify the Transaction Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Transaction Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.

Section 7.02 No Waiver: Modifications in Writing.

(a) Delay. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement shall be effective unless signed by each of the parties thereto affected by such amendment, waiver, consent, modification or termination. Any waiver, amendment, supplement or modification of or to any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which made or given. Any waiver, amendment, supplement or modification of or to any provision of this Agreement by the Partnership shall require the prior approval of the Audit Committee. Except where notice is specifically required by this Agreement, no notice to or demand on the Partnership in any case shall entitle the Partnership to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.

Section 7.03 Binding Effect; No Third Party Beneficiary. This Agreement shall be binding upon the Partnership, the General Partner, UGI and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

Section 7.04 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, electronic mail, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

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(a)	if to UGI or the General Partner, to:

UGI Corporation

460 North Gulph Road

King of Prussia, PA 19406

Attention: Monica M. Gaudiosi, Vice President, General Counsel & Secretary

Facsimile: (610) 992-3258

Email: gaudiosim@ugicorp.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston TX 77002

Attention: Ryan J. Maierson

Facsimile: (713) 546-5401

Email: ryan.maierson@lw.com

(b)	if to the Partnership, to:

AmeriGas Partners, L.P.

460 North Gulph Road

King of Prussia, PA 19406

Attention: Michelle Bimson Maggi, Group Counsel and Director of

                  Governmental Affairs

Facsimile: 610-992-3258

Email: michelle.bimson@amerigas.com

with a copy (which shall not constitute notice) to:

Potter Anderson & Corroon LLP

1313 North Market Street

P.O. Box 951

Wilmington, DE 19899

Attention: Mark A. Morton

Facsimile: (302) 658-1192

Email: mmorton@potteranderson.com

or to such other address as the Partnership or UGI may designate in writing. All notices and communications shall be deemed to have been duly delivered: at the time delivered, if personally delivered or sent by overnight delivery (e.g., FedEx); upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the facsimile, if sent via facsimile; when sent, if sent by electronic mail prior to 5:00 p.m. Eastern time on a Business Day, or on the next succeeding Business Day, if not; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

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Section 7.05 Removal of Legend. In connection with a sale of Purchased Units, PIK Units or Conversion Units by UGI in reliance on Rule 144 promulgated under the Securities Act, UGI or its broker shall deliver to the Partnership a broker representation letter providing to the Partnership any information the Partnership deems necessary to determine that the sale of such Purchased Units, PIK Units or Conversion Units is made in compliance with Rule 144 promulgated under the Securities Act. Upon receipt of such representation letter, the Partnership shall promptly remove the notation of a restrictive legend in UGI’s book-entry account maintained by the Partnership, and the Partnership shall bear all costs associated with the removal of such legend in the Partnership’s books. Upon the request of UGI or its permitted assignee, the Partnership shall take all steps necessary to promptly effect the removal of the legend, and the Partnership shall bear all costs associated with the removal of such legend in the Partnership’s books (other than costs and expenses of any outside counsel of UGI) if the applicable Purchased Units, PIK Units or Conversion Units have been sold pursuant to an effective registration statement under the Securities Act; are eligible for sale, transfer or other disposition under Rule 144 promulgated under the Securities Act; or otherwise may be sold, transferred or disposed of in accordance with the Securities Act, so long as UGI or its permitted assignee provides to the Partnership any information the Partnership deems reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state Laws, including (if there is no such registration statement) a certification that the holder is not an affiliate (as defined in Rule 144 promulgated under the Securities Act) of the Partnership, a covenant to inform the Partnership if it should thereafter become an affiliate (as defined in Rule 144 promulgated under the Securities Act) and to consent to the notation of an appropriate restriction, and a certification as to the length of time such units have been held. The Partnership shall cooperate with UGI to effect the removal of the legend referred to in Section 4.03 at any time such legend is no longer appropriate.

Section 7.06 Entire Agreement. This Agreement, the Partnership Agreement Amendment and the other agreements and documents referred to herein or therein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth in this Agreement or the Partnership Agreement Amendment with respect to the rights granted by the Partnership or UGI or any of their respective Affiliates. This Agreement, the Partnership Agreement Amendment and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings among the parties with respect to such subject matter.

Section 7.07 Assignment. Without the consent of the Partnership, which consent shall require the prior approval of the Audit Committee, UGI may not transfer or assign its rights and obligation to make Capital Contributions under this Agreement, other than to one or more wholly-owned subsidiaries.

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Section 7.08 Governing Law: Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the Laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (or if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any action, any federal or state court of competent jurisdiction located within the State of Delaware), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of any such court over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto consents to process being served in any such action by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such service shall, to the fullest extent permitted by Law, constitute good and sufficient service of process and notice thereof; provided, however, that nothing in the foregoing shall affect or limit any right to serve process in any other manner permitted by Law.

Section 7.09 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THIS AGREEMENT OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 7.10 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to seek an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof. The parties acknowledge and agree that a breach of this Agreement would cause irreparable harm for which monetary damages would be an inadequate remedy, and each of the parties hereto hereby waives the defense that there is an adequate remedy at law. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity that such Person may have.

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Section 7.11 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.

[Signature Page Follows]

16

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

UGI CORPORATION

By:	/s/ G. Gary Garcia
Name:	G. Gary Garcia
Title:	Treasurer

AMERIGAS PARTNERS, L.P.

By:	AmeriGas Propane, Inc., its general partner

By:	/s/ Hugh J. Gallagher
Name:	Hugh J. Gallagher
Title:	Chief Financial Officer

AMERIGAS PROPANE, INC.

By:	/s/ Hugh J. Gallagher
Name:	Hugh J. Gallagher
Title:	Chief Financial Officer

Exhibit A

Form of Partnership Agreement Amendment

[See Attached.]

Exhibit A

FORM OF

AMENDMENT NO. 3

TO

FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED

PARTNERSHIP

OF

AMERIGAS PARTNERS, L.P.

[ • ], 20[ • ]

This Amendment No. 3 (this “Amendment No. 3”) to the Fourth Amended and Restated Agreement of Limited Partnership of AmeriGas Partners, L.P. (the “Partnership”), dated as of July 27, 2009, as amended by Amendment No. 1 thereto dated as of March 13, 2012, and Amendment No. 2 thereto dated as of July 27, 2015 (as so amended, the “Partnership Agreement”) is hereby adopted effective as of [ • ], by AmeriGas Propane, Inc., a Pennsylvania corporation (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein have the meaning given such terms in the Partnership Agreement.

WHEREAS, Section 4.4(a) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner, may, for any Partnership purpose, at any time and from time to time, is authorized cause the Partnership to issue additional Partnership Securities to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners;

WHEREAS, Section 4.4(b) of the Partnership Agreement provides that each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 4.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner in the exercise of its sole discretion, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Security;

WHEREAS, Section 4.4(c) of the Partnership Agreement provides that the General Partner is authorized and directed to, among other things, (i) take all actions that it determines to be necessary or appropriate in connection with each issuance of Partnership Securities pursuant to Section 4.4 of the Partnership Agreement, and (ii) amend the Partnership Agreement in any manner it deems necessary or appropriate to provide for each issuance and to specify the relative rights, powers and duties of the holders of the Partnership Securities being so issued, and that the

General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities pursuant to the terms of the Partnership Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Securities are listed for trading;

WHEREAS, the General Partner, without the approval of any Partner, may amend any provision of the Partnership Agreement (i) pursuant to Section 15.1(d)(i) of the Partnership Agreement, to reflect a change that the General Partner determines does not adversely affect the Limited Partners in any material respect, and (ii) pursuant to Section 15.1(g) of the Partnership Agreement, to reflect an amendment that the General Partner determines to be necessary or advisable in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 4.4 of the Partnership Agreement;

WHEREAS, the board of directors of the General Partner, by unanimous vote, in good faith, approved the creation, offering and issuance of the Class B Units having the rights, preferences and privileges set forth in this Amendment No. 3, and the General Partner has determined that the creation of a new class of Partnership Interests to be designated as “Class B Common Units” provided for in this Amendment No. 3 is in the best interests of the Partnership and beneficial to the Limited Partners, including the holders of the Common Units; and

WHEREAS, the General Partner has, pursuant to its authority under Sections 15.1(d)(i) and 15.1(g), made the determinations required thereby, including that the amendments contemplated by this Amendment No. 3 (i) do not adversely affect the Limited Partners in and material respect, and (ii) are necessary or advisable in connection with the authorization of issuance of the Class B Units, and accordingly is adopting this Amendment No. 3.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

Section 1. Amendment.

(a) ARTICLE II of the Partnership Agreement is hereby amended to add, or amend and restate, the following definitions in the appropriate alphabetical order:

(i) “Available Cash,” as to any Quarter ending before the Liquidation Date, means

(a) the sum of (i) all cash of the Partnership Group on hand at the end of such Quarter and (ii) all additional cash of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from borrowings subsequent to the end of such Quarter, less

(b) the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures) subsequent to such Quarter, (ii) provide funds for distributions under Sections 5.3(a), (b) and (c) or 5.4(a) or Section 4.10(b)(iii) in respect of any one or more of the next four Quarters, or (iii) comply with applicable law or any debt instrument or other agreement or obligation to which any member of the Partnership Group is a party or its assets are subject.

(ii) “Capital Call” has the meaning assigned to such term in the Standby Equity Commitment Agreement.

(iii) “Change of Control” means the occurrence of any of the following:

(A) the acquisition, directly or indirectly (including by merger), of 50% or more of the voting interests of any general partner of the Partnership (as measured by voting power rather than the number of shares, units or the like) by a person or group that is not an Affiliate of UGI, if such acquisition gives such person or group, directly or indirectly, the right to elect more than half of the members of the board of directors of such general partner of the Partnership;

(B) any sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Partnership and its Subsidiaries, taken as a whole;

(C) the Common Units are no longer listed or admitted for trading on a National Securities Exchange; or

(D) the General Partner is removed pursuant to Section 13.2, unless UGI or one of its Affiliates is elected as a successor General Partner in accordance with Section 13.2;

provided, however, that notwithstanding anything in this Agreement to the contrary, a Partnership Restructuring Event shall not constitute a Change of Control.

(iv) “Class B Conversion Date” has the meaning assigned to such term in Section 4.10(b)(vi)(D).

(v) “Class B Conversion Notice” has the meaning assigned to such term in Section 4.10(b)(vi)(C)(1).

(vi) “Class B Conversion Notice Date” has the meaning assigned to such term in Section 4.10(b)(vi)(C)(1).

(vii) “Class B Conversion Rate” means one Common Unit issuable upon the conversion of each Class B Unit, as such number of Common Units may be adjusted as set forth in Section 4.10(b)(vi)(E).

(viii) “Class B Conversion Unit” means a Common Unit issued upon conversion of a Class B Unit pursuant to Section 4.10(b)(vi). Immediately upon such issuance, each Class B Conversion Unit shall be considered a Common Unit for all purposes hereunder.

(ix) “Class B Converting Unitholder” means a Class B Unitholder (a) who has delivered a Class B Conversion Notice to the Partnership in accordance with Section 4.10(b)(vi)(C)(1) or (b) to whom the Partnership has delivered a Class B Mandatory Conversion Notice in accordance with Section 4.10(b)(vi)(C)(2).

(x) “Class B Distribution Amount” means an amount per Class B Unit equal to the applicable Class B Distribution Rate multiplied by the applicable Class B Issue Price; provided however, that the applicable Class B Distribution Amount payable for the Quarter in which the Class B Issue Date falls, shall be prorated for such period, commencing on the applicable Class B Issue Date and ending on, and including, the last day of the applicable Quarter.

(xi) “Class B Distribution Rate” means an amount equal to the quotient of (i) (a) the Common Unit Yield, calculated as of the date of the applicable Capital Call, plus (b) 130 basis points, divided by (ii) four.

(xii) “Class B Issue Date” means, for each series of Class B Units, the date on which such Class B Units are issued by the Partnership.

(xiii) “Class B Issue Price” means, for each series of Class B Units, the amount received by the Partnership as a capital contribution for such Class B Unit issued pursuant to the Standby Equity Commitment Agreement.

(xiv) “Class B Mandatory Conversion Notice” has the meaning assigned to such term in Section 4.10(b)(vi)(C)(2).

(xv) “Class B Mandatory Conversion Notice Date” has the meaning assigned to such term in Section 4.10(b)(vi)(C)(2).

(xvi) [“Class B Payments” means, collectively, the distributions with respect to the Class B Units pursuant to Section 4.10(b)(iii).]

(xvii) “Class B PIK Payment Date” has the meaning assigned to such term in Section 4.10(b)(iii)(E).

(xviii) “Class B PIK Units” has the meaning assigned to such term in Section 4.10(b)(iii)(A).

(xix) “Class B Quarterly Distribution” has the meaning set forth in Section 4.10(b)(iii)(A).

(xx) “Class B Unitholder” means a Record Holder of Class B Units.

(xxi) “Class B Units” has the meaning assigned to such term in Section 4.10(a).

(xxii) “Common Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to Common Units in this Agreement. The term “Common Unit” does not include a Class B Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

(xxiii) “Common Unit Yield” means an amount, expressed as a percentage and calculated as of the date of a Capital Call (as defined in and pursuant to the Standby Equity Commitment Agreement), equal to the quotient of (i) the product of (a) an amount equal to the quarterly distribution most recently paid by the Partnership on its Common Units multiplied by (b) four, divided by (ii) an amount equal to 100% of the VWAP for the 20 Trading Day period ending on the date immediately prior to the date of the applicable Capital Call.

“Partnership Interest” means an interest in the Partnership, which shall include general partner interests, Common Units, Class B Units, Subordinated Units or other Partnership Securities, or a combination thereof or interest therein, as the case may be.

“Partnership Representative” has the meaning given such term in Section 9.4.

(xxiv) “Partnership Restructuring Event” means any of the following:

(A) any merger, consolidation or other business combination of the Partnership with another partnership or other entity, so long as, immediately following the consummation of such merger, consolidation or other business combination, UGI or one or more of its Affiliates beneficially owns, directly or indirectly, (i) more than 50% of the voting securities of the general partner or managing member of the surviving Person or (ii) has the right to designate (whether by ownership of voting securities, by contract or otherwise) more than 50% of the surviving Person’s (or such Person’s general partner’s or managing member’s, as applicable) managers, directors, trustees or other Persons serving in a similar capacity and the common equity of such surviving Person remains listed or admitted to trading on a National Securities Exchange following such transaction and the Class B Units remain Outstanding;

(B) any restructuring, simplification or similar transaction or series of transactions that modifies, eliminates or otherwise restructures the general partner interest, the General Partner’s incentive distribution rights pursuant to Section 5.4 or the equity interests of the General Partner or any of its Affiliates, provided that (i) the principal parties to such transaction or series of transactions are the Partnership or any of its Affiliates, on the one hand, and UGI or any of its Affiliates, on the other hand, (ii) the common equity interests of the Partnership or its successor remains listed or admitted to trading on a National Securities Exchange immediately following the consummation of such transaction or series of transactions and (iii) such transaction or series of transactions would not otherwise result in a Change of Control; and

(C) any initial public offering directly or indirectly involving any of the equity interests of the General Partner or any of its Affiliates, the General Partner’s Units (or the general partner interest represented thereby) or the General Partner’s incentive distribution rights pursuant to Section 5.4, so long as, in each case, immediately following the consummation of such initial public offering, UGI or one or more of its Affiliates beneficially owns, directly or indirectly, (i) greater than 50% of the voting securities of the General Partner or (ii) sufficient voting power (whether by ownership of voting securities, by contract or otherwise) to elect a majority of the General Partner’s managers, directors, trustees or other Persons serving in a similar capacity.

(xxv) “Percentage Interest” means as of the date of such determination (a) as to the General Partner, 1%, (b) as to any Limited Partner or Assignee holding Units (other than with respect to Class B Units), the product of (i) 99% less the percentage applicable to paragraph (c) multiplied by (ii) the quotient of the number of Units (excluding Class B Units) held by such Limited Partner or Assignee divided by the total number of all Outstanding Units (excluding Class B Units), and (c) as to the holders of additional Partnership Securities issued by the Partnership in accordance with Section 4.3, the percentage established as a part of such issuance. The Percentage Interest with respect to a Class B Unit shall at all times be zero.

(xxvi) “PIK Securities” means any class or series of Partnership Securities established after the initial Class B Issue Date, the terms of which class or series expressly provide for distributions to be paid in kind in the form of additional Partnership Securities.

(xxvii) “Pro Rata,” (a) when modifying Units (other than the Class B Units) or any class thereof, means apportioned equally among all designated Units, (b) when modifying Partners means 1% to the General Partner and 99% to the Unitholders Pro Rata, and (c) when used with respect to Class B Units, means apportioned among all holders of Class B Units in accordance with the relative number or percentage of Class B Units held by each such holder.

(xxviii) “Senior Securities” means any class or series of Partnership Securities established after the initial Class B Issue Date, the terms of which class or series expressly provide that it ranks senior to Class B Units as to payment of distributions and/or amounts payable upon the liquidation of the Partnership.

(xxix) “Standby Equity Commitment Agreement” means that certain Standby Equity Commitment Agreement by and among the Partnership, the General Partner and UGI as of [ • ], 2017.

(xxx) “Tax Matters Partner” has the meaning given such term in Section 9.4.

(xxxi) “UGI” means UGI Corporation, a Pennsylvania corporation.

(xxxii) “Unit” means a Partnership Interest of a Limited Partner or Assignee in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and shall include, without limitation, Common Units, Class B Units and Subordinated Units; provided, that each Common Unit at any time Outstanding shall represent the same fractional part of the Partnership Interests of all Limited Partners and Assignees holding Common Units as each other Common Unit, each Subordinated Unit at any time Outstanding shall represent the same fractional part of the Partnership Interests of all Limited Partners and Assignees holding Subordinated Units as each other Subordinated Unit and each Class B Unit at any time Outstanding shall represent the same fractional part of the Partnership Interests of all Limited Partners and Assignees holding Class B Units as each other Class B Unit.

(xxxiii) “VWAP” means, with respect to a specified period, the arithmetic average of the volume weighted average trading price per Common Unit for each Trading Day in such period as determined by the UGI Treasury department based on Bloomberg Finance L.P. or, if such method is no longer available, an alternative volume weighted average trading price per Common Unit calculation method as determined by the UGI Treasurer.

(b) Section 4.4(a) of the Partnership Agreement shall be amended and restated to read as follows:

“4.4 Issuances of Additional Partnership Securities.

(a) Subject to Section 4.5, the General Partner is authorized to cause the Partnership to issue additional Partnership Securities for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners (subject to Section 4.10(b)(iv)).

(c) Article IV of the Partnership Agreement is hereby amended by adding a new Section 4.10 at the end thereof as follows:

“4.10. Establishment of Class B Common Units.

(a) General. The General Partner hereby designates and creates a class of Units designated as “Class B Common Units” (such Class B Common Units, together with any Class B PIK Units, the “Class B Units”) having the terms and conditions set forth herein. An unlimited number of Class B Units may be issued by the Partnership, from time to time, with each issuance (other than Class B PIK Units) pursuant to each Capital Call, pursuant to the terms and conditions of the Standby Equity Commitment Agreement and in accordance with this Agreement, designated herein as a series of Class B Units.

(b) Rights of Class B Units. The Class B Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(i) Capital Account. For the avoidance of doubt, each Class B Unit will be treated as a partnership interest in the Partnership that is “convertible equity” within the meaning of Treasury Regulation Section 1.721-2(g)(3), and, therefore, each holder of a Class B Unit will be treated as a partner in the Partnership. The initial Capital Account balance in respect of each Class B Unit issued on the Class B Issue Date shall be the Class B Issue Price. The Capital Account balance of each holder of Class B Units in respect of its Class B Units shall not be increased or decreased as a result of the accrual and accumulation of an unpaid distribution pursuant to Section 4.10(b)(iii)(A) or Section 4.10(b)(iii)(B) in respect of such Class B Units except as otherwise provided in this Agreement.

(ii) Allocations.

(A) Notwithstanding anything to the contrary in this Agreement (except as provided in Section 4.10(b)(ii)(B)), with respect to distributions made in cash pursuant to Section 4.10(b)(iii), for purposes of allocating items of Partnership income, gain, loss and deduction to each Class B Unit pursuant to this Agreement, each Class B Unit will be treated as a Common Unit, determined on an as-converted basis as of the last day of such calendar year.

(B) Notwithstanding anything to the contrary in this Agreement (except as provided in Section 4.10(b)(ii)(A)), with respect to distributions made in-kind pursuant to Section 4.10(b)(iii), a Class B Unit will not receive any allocations of Partnership income, gain, loss and deduction pursuant to this Agreement.

(C) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 14.4 or a Class B PIK Unit) to any Class B Unitholder with respect to its Class B Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the Unitholders holding Common Units with respect to their Common Units (on a per Unit basis), then (1) each Class B Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (aa) the amount by which the distribution (on a per Unit basis) to such Class B Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders holding Common Units receiving the smallest distribution and (bb) the number of Class B Units owned by the Class B Unitholder receiving the greater distribution

(iii) Distributions.

(A) Commencing with the Quarter of each Class B Issue Date and continuing through the applicable Class B Conversion Date, subject to Section 4.10(b)(iii)(D) and the immediately following sentence, each Record Holder of Class B Units as of an applicable Record Date for each Quarter shall be entitled to receive, in respect of each Class B Unit held by such Record Holder, cumulative distributions in respect of such Quarter equal to the applicable Class B Distribution Amount for such Quarter (the “Class B Quarterly Distribution”), prior to any distributions made pursuant to Article V. With respect to any Quarter, the Class B Quarterly Distribution may be paid, as determined by the General Partner at the direction of the Audit Committee, in cash or in-kind in the form of additional Class B Units, in each case, of the same series of Class B Units (“Class B PIK Units”), in an amount equal to the applicable Class B Distribution Amount for all Outstanding Class B Units. If the General Partner elects to pay a Class B Quarterly Distribution in Class B PIK Units, the number of Class B PIK Units to be issued in connection with such Class B Quarterly Distribution shall equal the quotient of (x) the applicable Class B Distribution Amount divided by (y) the applicable Class B Issue Price; provided, however, that fractional Class B PIK Units shall not be issued to any Person (each fractional Class B PIK Unit shall be rounded to the nearest whole Class B PIK Unit (and a 0.5 Class B PIK Unit shall be rounded to the next higher Class B PIK Unit)) and no cash shall be payable in lieu of fractional Class B PIK Units. Each Class B Quarterly Distribution shall be payable quarterly by no later than 45 days after the end of the applicable Quarter (each such payment date, a “Class B Distribution Payment Date”). If the General Partner establishes an earlier Record Date for any distribution to be made by the Partnership on other Partnership Securities in respect of any Quarter, then the Record Date established pursuant to this Section 4.10(b)(iii) for a Class B Quarterly Distribution in respect of such Quarter shall be the same Record Date.

(B) Reserved.

(C) The aggregate Class B Distribution Amount (excluding any portion paid in Class B PIK Units) shall be paid out of cash and cash equivalents that is deemed to be Operating Surplus for the applicable Quarter. If any portion of a Class B Quarterly Distribution with respect to any Quarter exceeds the amount of cash and cash equivalents that is deemed to be Operating Surplus for such Quarter, then such Class B Quarterly Distribution shall be paid in-kind in the form of Class B PIK Units.

(D) Notwithstanding anything in this Section 4.10(b)(iii) to the contrary, with respect to any Class B Unit that is converted into a Common Unit, (1) with respect to a distribution to be made to Record Holders as of the Record Date immediately preceding such conversion, the Record Holder of such Class B Unit as of such Record Date shall be entitled to receive such distribution in respect of such Class B Unit on the corresponding Class B Distribution Payment Date, but shall not be entitled to receive such distribution in respect of the Common Units into which such Class B Unit was converted on the payment date thereof, and (2) with respect to a distribution to be made to Record Holders as of any Record Date following such conversion, the Record Holder of the Class B Conversion Units into which such Class B Unit was converted as of such Record Date shall be entitled to receive such distribution in respect of such Class B Conversion Units on the payment date thereof, but shall not be entitled to receive such distribution in respect of such Class B Unit on the corresponding Class B

Distribution Payment Date. For the avoidance of doubt, if a Class B Unit is converted into Class B Conversion Units pursuant to the terms hereof following a Record Date but prior to the corresponding Class B Distribution Payment Date, then the Record Holder of such Class B Unit as of such Record Date shall nonetheless remain entitled to receive on the Class B Distribution Payment Date a distribution in respect of such Class B Unit pursuant to Section 4.10(b)(iii)(A) and, until such distribution is received, Section 4.10(b)(iii)(B) shall continue to apply.

(E) When any Class B PIK Units are payable to a Class B Unitholder pursuant to this Section 4.10 the Partnership shall issue the Class B PIK Units to such holder in accordance with Section 4.10(b)(iii)(A) (the date of issuance of such Class B PIK Units, the “Class B PIK Payment Date”). On the Class B PIK Payment Date, the Partnership shall have the option to (1) issue to such Class B Unitholder a certificate or certificates for the number of Class B PIK Units to which such Class B Unitholder shall be entitled, or (2) cause the Transfer Agent to make a notation in book entry form in the books of the Partnership, and all such Class B PIK Units shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable Partnership Interests, except as such non-assessability may be affected by Sections 17-303, 17-607 or 17-804 of the Delaware Act, and shall be free from preemptive rights and free of any lien, claim, rights or encumbrances, other than those arising under the Delaware Act or this Agreement or created by the holders thereof.

(F) For purposes of maintaining capital accounts, if the Partnership issues one or more Class B PIK Units with respect to a Class B Unit, (1) the Partnership shall be treated as distributing cash with respect to such Class B Unit in an amount equal to the applicable Class B Issue Price of the Class B PIK Unit issued in payment of the Class B Quarterly Distribution and (2) the holder of such Class B Unit shall be treated as having contributed to the Partnership in exchange for such newly issued Class B PIK Unit an amount of cash equal to the Class B Issue Price.

(iv) Voting Rights.

(A) Except as provided in Section 4.10(b)(iv)(B), the Outstanding Class B Units shall have voting rights that are identical to the voting rights of the Common Units into which such Class B Units would be converted at the then-applicable Class B Conversion Rate (regardless of whether the Class B Units are then convertible), and shall vote with the Common Units as a single class, so that the Record Holder of each Outstanding Class B Unit will be entitled to one vote for each Common Unit into which such Class B Unit would be converted at the then-applicable Class B Conversion Rate (regardless of whether the Class B Units are then convertible) on each matter with respect to which each Record Holder of a Common Unit is entitled to vote. Each reference in this Agreement to a vote of Record Holders of Common Units shall be deemed to be a reference to the Record Holders of Common Units and Class B Units, voting together as a single class during any period in which any Class B Units are Outstanding. In no event shall any series of Class B Units be treated as a separate class of Partnership Securities for purposes of this Agreement.

(B) Notwithstanding any other provision of this Agreement, in addition to all other requirements imposed by Delaware law, and all other voting rights granted under this Agreement, the affirmative vote of the Record Holders of at least 50% of the Outstanding Class B Units, voting separately as a single class shall be required for:

(1) any action by the Partnership that disproportionately or adversely affects any of the rights, preferences or privileges of the Class B Units;

(2) any amendment to this Agreement or the Certificate of Limited Partnership that amends the terms and conditions of the Class B Units; and

(3) the issuance of any other PIK Security or Senior

Security.

(v) Certificates; Book-Entry; Transfer Restriction. Unless the General Partner shall determine otherwise, the Class B Units shall not be evidenced by certificates. Any certificates relating to the Class B Units that may be issued will be in such form as the General Partner may approve. Without the approval of a the Audit Committee the Class B Units may not be assigned or transferred in any manner other than to Affiliates of UGI.

(vi) Conversion.

(A) At the Option of the Class B Unitholders. At any time after [•]1, the Class B Units owned by any Class B Unitholder shall be convertible, in whole or in part, at any time and from time to time upon the request of such Class B Unitholder, but not more than once per Quarter by such Class B Unitholder, into a number of Common Units determined by multiplying the number of Class B Units to be converted by the applicable Class B Conversion Rate at such time. Immediately upon the issuance of Class B Conversion Units as a result of any conversion of Class B Units hereunder, all rights of the Class B Converting Unitholder with respect to such Class B Units shall cease. Fractional Common Units shall not be issued to any Person pursuant to this Section 4.10(b)(vi)(A) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded to the next higher Common Unit)) and no cash shall be payable in lieu of fractional Common Units.

[1]	NTD: Fifth anniversary of the Class B Issue Date for the first series of Class B Units issued.

(B) At the Option of the Partnership. At any time after [•]2, the Partnership shall have the option, at the direction of the Audit Committee, at any time and from time to time, but not more than once per Quarter, to convert all or any portion of the Class B Units then Outstanding into a number of Common Units determined by multiplying the number of Class B Units to be converted by the Class B Conversion Rate at such time. Fractional Common Units shall not be issued to any Person pursuant to this Section 4.10(b)(vi)(B) (each fractional Common Unit shall be rounded to the nearest whole Common Unit (and a 0.5 Common Unit shall be rounded to the next higher Common Unit)). Notwithstanding the foregoing, in order for the Partnership to exercise such option:

(1) the Common Units must be listed or admitted for trading on a National Securities Exchange; and

(2) the closing price of the Common Units on the principal National Securities Exchange on which the Common units are then listed or admitted to trading on the Trading Day immediately prior to the Class B Mandatory Conversion Notice Date, is greater than 110% of the applicable Class B Issue Price.

(C) Conversion Notice.

(1) To convert Class B Units into Common Units pursuant to Section 4.10(b)(vi)(A), a Class B Converting Unitholder shall give written notice (a “Class B Conversion Notice,” and the date such notice is received, a “Class B Conversion Notice Date”) to the Partnership stating that such Class B Unitholder elects to so convert Class B Units pursuant to Section 4.10(b)(vi)(A), the number of Class B Units to be converted and the Person to whom the applicable Class B Conversion Units should be issued.

(2) To convert Class B Units into Common Units pursuant to Section 4.10(b)(vi)(B), the Partnership shall give written notice (a “Class B Mandatory Conversion Notice,” and the date such notice is sent by the Partnership, a “Class B Mandatory Conversion Notice Date”) to each Record Holder of Class B Units stating that the Partnership elects to so convert Class B Units pursuant to Section 4.10(b)(vi)(B) and the number of Class B Units to be so converted. The applicable Class B Conversion Units shall be issued in the name of the Record Holder of such Class B Units.

[2]	NTD: Sixth anniversary of the Class B Issue Date for the first series of Class B Units issued.

(D) Timing. If a Class B Conversion Notice is delivered by a Class B Unitholder to the Partnership or a Class B Mandatory Conversion Notice is delivered by the Partnership to a Class B Unitholder, each in accordance with

Section 4.10(b)(vi)(C), the Partnership shall issue the applicable Class B Conversion Units no later than ten (10) Business Days after the Class B Conversion Notice Date or Class B Mandatory Conversion Notice Date, as the case may be, occurs (any date of issuance of Common Units upon conversion of Class B Units pursuant to this Section 4.10(b)(vi), Section 4.10(b)(vii) or Section 4.10(b)(viii), a “Class B Conversion Date”). The parties agree to coordinate with the Transfer Agent to accomplish this objective.

(E) Distributions, Combinations, Subdivisions and Reclassifications by the Partnership. If, after any Class B Issue Date, the Partnership (1) makes a distribution on the Common Units payable in Common Units or other Partnership Securities, (2) subdivides or splits its outstanding Common Units into a greater number of Common Units, (3) combines or reclassifies the Common Units into a lesser number of Common Units, (4) issues by reclassification of its Common Units any Partnership Securities (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person), (5) effects a Pro Rata repurchase of Common Units, in each case other than in connection with a Change of Control (which shall be governed by Section 4.10(b)(vii)), (6) issues to holders of Common Units, in their capacity as holders of Common Units, rights, options or warrants entitling them to subscribe for or purchase Common Units at less than the market value thereof, (7) distributes to holders of Common Units evidences of indebtedness, Partnership Securities (other than Common Units) or other assets (including securities, but excluding any distribution referred to in clause (1) above, any rights or warrants referred to in clause (6) above, any consideration payable in connection with a tender or exchange offer made by the Partnership or any of its Subsidiaries and any distribution of Units or any class or series, or similar Partnership Security, of or relating to a Subsidiary or other business unit of the Partnership in the case of certain spin-off transactions described below), or (8) consummates a spin-off, where the Partnership makes a distribution to all holders of Common Units consisting of Units of any class or series, or similar equity interests of, or relating to, a Subsidiary or other business unit of the Partnership, then the Class B Conversion Rate in effect at the time of the Record Date for such distribution or the effective date of any such other transaction shall be proportionately adjusted: (aa) in respect of clauses (1) through (4) above, so that the conversion of the Class B Units after such time shall entitle each Class B Unitholder to receive the aggregate number of Common Units (or any Partnership Securities into which such Common Units would have been combined, consolidated, merged or reclassified, as applicable) that such Class B Unitholder would have been entitled to receive if the Class B Units had been converted into Common Units immediately prior to such Record Date or effective date, as the case may be, and (bb) in respect of clauses (5) through (8) above, in the reasonable discretion of the General Partner, subject to the prior approval of the Audit Committee, to appropriately ensure that the Class B Units are convertible into an economically equivalent number of Common Units after taking into account the event described in clauses (5) through (8) above. An adjustment made pursuant to this Section 4.10(b)(vi)(E) shall become effective immediately after the Record Date, in the case of a distribution, and shall become effective immediately after the applicable effective date, in the case of a subdivision, combination, reclassification (including any reclassification in connection with a merger, consolidation or business combination in which the Partnership is the surviving Person) or split. Such adjustment shall be made successively whenever any event described above shall occur.

(F) No Adjustments for Certain Items. Notwithstanding any of the other provisions of this Section 4.10(b)(vi), no adjustment shall be made to the Class B Conversion Rate as a result of any of the following:

(1) any cash distributions made to holders of the Common Units;

(2) any issuance of Partnership Securities in exchange for cash;

(3) any grant of Common Units or options, warrants or rights to purchase or receive Common Units or the issuance of Common Units upon the exercise or vesting of any such options, warrants or rights in respect of services provided to or for the benefit of the Partnership or its Subsidiaries, under compensation plans and agreements approved by the General Partner (including any long-term incentive plan);

(4) any issuance of Common Units as all or part of the consideration to effect (aa) the closing of any acquisition by the Partnership of assets or equity interests of a third party in an arm’s-length transaction, (bb) the closing of any acquisition by the Partnership of assets or equity interests of the General Partner or any of its Affiliates or (cc) the consummation of a merger, consolidation or other business combination of the Partnership with another entity in which the Partnership survives and the Common Units remain Outstanding to the extent any such transaction set forth in clause (aa), (bb) or (ccc) above is approved by the General Partner; or

(5) the issuance of Common Units upon conversion of the Class B Units.

Notwithstanding anything in this Agreement to the contrary, (x) whenever the issuance of a Partnership Security or other event would require an adjustment to the Class B Conversion Rate under one or more provisions of this Agreement, only one adjustment shall be made to the Class B Conversion Rate in respect of such issuance or event and (y) unless otherwise determined by the General Partner at the direction of the Audit Committee, no adjustment to the Class B Conversion Rate shall be made with respect to any distribution or other transaction described in Section 4.10(b)(vi)(E) if the Class B Unitholders are entitled to participate in such distribution or transaction as if they held a number of Common Units issuable upon conversion of the Class B Units immediately prior to such event at the then applicable Class B Conversion Rate, without having to convert their Class B Units.

(vii) Change of Control. In the event of a Change of Control, the Outstanding Class B Units shall be automatically converted, without requirement of any action of the Class B Unitholders, into Common Units at the Class B Conversion Rate immediately prior to the closing of the applicable Change of Control.

(viii) Liquidation. In the event of any liquidation, dissolution or winding up of the Partnership, either voluntary or involuntary, the Outstanding Class B Units shall be automatically converted, without requirement of any action of the Class B Unitholders, into Common Units at the Class B Conversion Rate immediately prior to the closing of the liquidation, dissolution or winding up of the Partnership.

(ix) Fully Paid and Non-Assessable. Any Class B Conversion Unit(s) delivered pursuant to this Section 4.10 shall be validly issued, fully paid and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Act), and shall be free and clear of any liens, claims, rights or encumbrances other than those arising under the Delaware Act or this Agreement or created by the holders thereof.

(x) Notices. For the avoidance of doubt, the Partnership shall distribute to the Record Holders of Class B Units copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the Record Holders of Common Units of the Partnership, at such times and by such method as such documents are distributed to such Record Holders of such Common Units.

(xi) Other Rights; Fiduciary Duties. The Class B Units shall not have any designations, preferences, rights, powers or duties, other than as set forth in this Article IV or as provided by applicable law. Notwithstanding anything to the contrary in this Agreement, to the fullest extent permitted by applicable Law, neither the General Partner nor any other Indemnitee shall owe any duties or have any liabilities to the holders of Class B Units, other than the implied contractual covenant of good faith and fair dealing to the extent applicable with respect to the General Partner.

(xii) Special Provisions Relating to Class B Units.

(A) Subject to any applicable transfer restrictions in Section 1.6, Section 10.2 or Section 11.4, the holder of a Class B Conversion Unit shall provide notice to the Partnership of the transfer of any such Class B Conversion Unit, as applicable, by the earlier of (i) 30 days following such transfer and (ii) the last Business Day of the calendar year during which such transfer occurred, unless, with respect to a transfer of a Class B Unit, by virtue of the application of the Regulations, the Partnership has previously determined, based on the advice of counsel, that the transferred Class B Conversion Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 4.10(b)(xii), the Partnership shall take whatever steps are required to provide economic uniformity to the Class B Conversion Unit in preparation for a transfer of such Unit; provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units (for this purpose the allocations of income, gain, loss and deductions, and the making of any guaranteed payments or any reallocation of Capital Account balances, among the Partners in accordance with the Regulations with respect to Class B Conversion Units will be deemed not to have a material adverse effect on the Unitholders holding Common Units).

(B) Notwithstanding anything to the contrary set forth in this Agreement, the holders of the Class B Units (i) shall (A) possess the rights and obligations provided in this Agreement with respect to a Limited Partner and (B) have a capital account as a Partner pursuant to Section 9.5 and all other provisions related thereto and (ii) shall not (A) be entitled to vote on any matters requiring the approval or vote of the holders of Outstanding Units, except as provided in Section 4.10 or (B) be entitled to any distributions other than as provided in Section 4.10 and Article V.”

(d) Section 5.4 of the Partnership Agreement shall be amended and restated to read as follows:

5.4 OPERATING DISTRIBUTIONS AFTER SUBORDINATION PERIOD. Subject to Section 5.1 and Section 4.10(b)(iii), for each Quarter after the Subordination Period and before the Liquidation Date, Available Cash not in excess of Operating Surplus shall be distributed in the following priorities:

(a) first, 1% to the General Partner and 99% in respect of all Common Units Pro Rata until the amount distributed per Common Unit equals the Minimum Quarterly Distribution;

(b) then, 1% to the General Partner and 99% in respect of all Common Units Pro Rata until the amount distributed per Common Unit pursuant to this Section 5.4(b) equals the First Target Distribution;

(c) then, 14.1327% to the General Partner and 85.8673% in respect of all Common Units Pro Rata until the amount distributed per Common Unit pursuant to this Section 5.4(c) equals the Second Target Distribution;

(d) then, 24.2347% to the General Partner and 75.7653% in respect of all Common Units Pro Rata until the amount distributed per Common Unit pursuant to this Section 5.4(d) equals the Third Target Distribution; and

(e) then, 49.4898% to the General Partner and 50.5102% in respect of all Common Units Pro Rata.

(e) Section 5.5 of the Partnership Agreement shall be amended and restated to read as follows:

CAPITAL DISTRIBUTIONS. Subject to Section 4.10(b)(iii), Available Cash in excess of Operating Surplus as of the end of a Quarter ending prior to the Liquidation Date (“Capital Surplus”) shall be distributed to the Partners Pro Rata until the aggregate amount distributed under this Section 5.5 with respect to an Initial Common Unit equals the Initial Unit Price. Thereafter, all Available Cash shall be distributed pursuant to Sections 5.3 and 5.4, as applicable.

(f) Section 9.1 of the Partnership Agreement is hereby amended by adding a new Section 9.1(i) at the end thereof as follows:

If, as a result of the conversion of a Class B Unit into Common Units and the adjustments pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(s), a capital account reallocation is required consistent with the principles of Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

(g) Section 9.4 of the Partnership Agreement shall be amended and restated to read as follows:

TAX CONTROVERSIES. Subject to the provisions hereof, the General Partner is designated as the Tax Matters Partner (as defined in the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings. Each Partner agrees that notice of or updates regarding tax controversies shall be deemed conclusively to have been given or made by the Tax Matters Partner if the Partnership has either (a) filed the information for which notice is required with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such information is publicly available on such system or (b) made the information for which notice is required available on any publicly available website maintained by the Partnership, whether or not such Partner remains a Partner in the Partnership at the time such information is made publicly available.

With respect to tax returns filed for taxable years beginning on or after December 31, 2017, the General Partner (or its designee) will be designated as the “partnership representative” in accordance with the rules prescribed pursuant to Section 6223 of the Code (the “Partnership Representative”) and shall have the sole authority to act on behalf of the Partnership in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The General Partner (or its designee) shall exercise, in its sole discretion, any and all authority of the Partnership Representative under the

Code, including, without limitation, (i) binding the Partnership and its Partners with respect to tax matters and (ii) determining whether to make any available election under Section 6226 of the Code. The General Partner shall amend the provisions of this Agreement as appropriate to reflect the proposal or promulgation of Treasury Regulations implementing the partnership audit, assessment and collection rules adopted by the Bipartisan Budget Act of 2015, including any amendments to those rules.

(h) Section 11.4 of the Partnership Agreement shall be amended and restated to read as follows:

RESTRICTIONS ON TRANSFERS. Notwithstanding the other provisions of this Article XI, no transfer of any Unit or interest therein of any Limited Partner or Assignee shall be made if such transfer would (a) violate the then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other governmental authorities with jurisdiction over such transfer, (b) affect any Group Member’s existence or qualification as a limited partnership under the laws of the jurisdiction of its formation, or (c) result in entity-level taxation for federal income tax purposes of the Partnership or the Operating Partnership. In addition to any other restrictions on transfer set forth in this Agreement, the transfer of a Class B Unit or a Class B Conversion Unit shall be subject to the restrictions imposed by Section 4.10(b)(xii).

Section 2. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

Section 3. If any provision or part of a provision of this Amendment No. 3 is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and/or parts thereof contained herein shall not be affected thereby and this Amendment No. 3 shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 4. This Amendment No. 3 shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

[Signature page follows]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

GENERAL PARTNER:

AMERIGAS PROPANE, INC.

By:
Name:
Title:

19